- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              CLEVELAND-CLIFFS INC
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:_______
     (2) Aggregate number of securities to which transaction applies:__________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):____________
     (4) Proposed maximum aggregate value of transaction:______________________
     (5) Total fee paid:_______________________________________________________

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:_______________________________________________
     (2) Form, Schedule or Registration Statement No.:_________________________
     (3) Filing Party:_________________________________________________________
     (4) Date Filed:___________________________________________________________

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                             Cleveland-Cliffs Inc
              1100 Superior Avenue * Cleveland, Ohio 44114-2589


                                                                  March 23, 1995

To the Shareholders of
  CLEVELAND-CLIFFS INC

     Your Board of Directors and management hereby inform you that the Annual Meeting of Shareholders of Cleveland-Cliffs Inc will be held at The Forum Conference Center, located in One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio 44114 on Tuesday, May 9, 1995 at 9:00 A.M. (Cleveland time).

     At the meeting, shareholders will act upon the election of Directors and a proposal to ratify the appointment of Ernst & Young LLP as independent public accountants. An explanation of each of these matters is contained in the attached Proxy Statement.

     The Board of Directors and management believe that the proposed actions are in the best interests of your Company. Whether or not you expect to be present at the Annual Meeting, we urge you to exercise your voting right by signing and dating the enclosed proxy card and returning it in the accompanying envelope to ensure that your shares will be represented. Please note that failure to vote surrenders voting power to those who exercise their voting right. If you attend, you will be entitled to vote in person.

     We look forward to meeting with shareholders at the Annual Meeting.

                                        Sincerely,

                                        /s/ M. THOMAS MOORE

                                        M. THOMAS MOORE
                                        Chairman and Chief Executive Officer

      IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU INTEND TO BE PRESENT, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             Cleveland-Cliffs Inc
              1100 Superior Avenue * Cleveland, Ohio 44114-2589



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                                  March 23, 1995

Dear Shareholder:

     The Annual Meeting of Shareholders of Cleveland-Cliffs Inc, an Ohio corporation ("Company"), will be held at The Forum Conference Center, located in One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio 44114 on Tuesday, May 9, 1995 at 9:00 A.M. (Cleveland time) for the purpose of considering and acting upon:

          1. A proposal to elect 11 Directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected;

          2. A proposal to ratify the appointment of Ernst & Young LLP as the firm of independent public accountants to examine the financial statements of the Company and its consolidated affiliates for the year 1995; and

          3. Such other matters as may properly come before the Annual Meeting and any adjournment or adjournments thereof.

     Shareholders of record at the close of business on March 13, 1995, are entitled to notice of and to vote at such meeting and any adjournment or adjournments thereof.

                                            Very truly yours,

                                            /s/ John E. Lenhard

                                            John E. Lenhard
                                            Secretary and Assistant General
                                            Counsel

***************************************************************************
*                                                                         *
*      IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING.    *
*  WHETHER OR NOT YOU INTEND TO BE PRESENT, PLEASE SIGN AND DATE THE      *
*  ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID      *
*  ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.    *
*                                                                         *
***************************************************************************

                             Cleveland-Cliffs Inc
              1100 Superior Avenue * Cleveland, Ohio 44114-2589



                         ------------------------------
                                PROXY STATEMENT
                         ------------------------------

                                 MARCH 23, 1995

                  SOLICITATION, USE AND REVOCATION OF PROXIES

     The accompanying proxy is solicited by the Board of Directors of Cleveland-Cliffs Inc, an Ohio corporation ("Company"), for use at the Annual Meeting of Shareholders to be held on May 9, 1995, and any adjournment or adjournments thereof ("Meeting"). Any proxy may be revoked by a later proxy, by notice to the Company in writing or in open meeting, without affecting any vote previously taken.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     As of March 13, 1995, the record date for the determination of persons entitled to vote at the Meeting, there were 12,104,892 of the Company's Common Shares, par value $1.00 per share ("Common Shares"), outstanding. Each Common Share is entitled to one vote. This Proxy Statement and accompanying proxy card are being first mailed or otherwise distributed to shareholders on or about March 23, 1995.

                             ELECTION OF DIRECTORS

                                (PROPOSAL NO. 1)

     It is intended that proxies received will be voted, unless contrary instructions are given, to elect the 11 nominees named in the following table to serve until the next Annual Meeting of Shareholders and until their successors shall be elected.

     Should any nominee decline or be unable to accept such nomination to serve as Director, an event which the Company does not currently anticipate, the persons named as proxies reserve the right, in their discretion, to vote for a lesser number or for substitute nominees designated by the Directors, to the extent consistent with the Company's Regulations.

                 INFORMATION CONCERNING DIRECTORS AND NOMINEES

     Based upon information received from the respective Directors as of February 28, 1995 (except as otherwise indicated), the following information is furnished with respect to each person nominated for election as a Director.

                     NAME, AGE AND PRINCIPAL OCCUPATION AND                      FIRST BECAME
                        EMPLOYMENT DURING PAST FIVE YEARS                          DIRECTOR
- ---------------------------------------------------------------------------------------------
ROBERT S. COLMAN, 53, Founder and Partner since February, 1991 of Colman, Furlong    1991
     & Co., a private merchant banking firm; previously Mr. Colman formed R. S.
     Colman Company, also a merchant banking firm; from September, 1978 through
     December, 1988, Mr. Colman was founding partner of Robertson, Colman &
     Stephens, an investment banking firm. Mr. Colman is a Director of Access
     Healthnet, Inc., HealthCare COMPARE Corp. and New Image Industries, Inc.

JAMES D. IRELAND III, 45, Managing Director since January 1, 1993 of Capital One     1986
     Partners, Inc., a private merchant banking firm; Mr. Ireland is also
     President since before 1990 of Briseis Capital Corporation, a private merchant banking firm. Mr. Ireland is a Director of Sun Coast Industries,
     Inc.

G. FRANK JOKLIK, 66, Retired. Former President and Chief Executive Officer since     1994
     before 1990 of Kennecott Corporation, an international mining company. Mr.
     Joklik is a Director of First Security Corporation. Mr. Joklik is also
     Chairman of the Salt Lake City Bid Committee for 2002 Olympic Winter Games.

E. BRADLEY JONES, 67, Retired. Former Chairman and Chief Executive Officer from      1985
     July 1, 1982 through December 31, 1984 of LTV Steel Company, a major steel manufacturer. During the same period, Mr. Jones was a Group Vice President and Director of The LTV Corporation, a diversified manufacturer of steel, aerospace and defense products. Mr. Jones is a Director of Birmingham Steel
     Corporation, Consolidated Rail Corporation, NACCO Materials Handling Group,
     NACCO Industries, Inc., RPM, Inc. and TRW Inc. Mr. Jones is also a trustee of Fidelity Funds and First Union Real Estate Equity and Mortgage
     Investments.

LESLIE L. KANUK, 65, Professor of Marketing since before 1990 at Baruch College,     1991
     City University of New York; Dr. Kanuk is also President of Leslie Kanuk
     Associates, management consultants. Dr. Kanuk is a former Chairman of the
     Federal Maritime Commission and, since before 1990, a Director of the
     Containerization and Intermodal Institute; member of the Board of Visitors,
     Maine Maritime Academy; Board of Trustees, United Seamen's Service; and
     since 1994, Board of Advisors, Weissman Center for International Business.

M. THOMAS MOORE, 60, Chairman and Chief Executive Officer of the Company since       1986
     May 10, 1988, and President and Chief Executive Officer since January 1,
     1987. Mr. Moore is a Director of Capitol American Financial Corporation,
     KeyCorp, and The LTV Corporation. Mr. Moore is also a Director of the
     American Iron and Steel Institute, American Iron Ore Association, and
     National Mining Association.

                     NAME, AGE AND PRINCIPAL OCCUPATION AND                      FIRST BECAME
                        EMPLOYMENT DURING PAST FIVE YEARS                          DIRECTOR
- ---------------------------------------------------------------------------------------------
STEPHEN B. ORESMAN, 62, President, since January, 1991, of Saltash, Ltd.,            1991
     management consultants; from September, 1988 through December, 1990, Mr.
     Oresman served as Vice President of The Canaan Group, Ltd., management consultants. Mr. Oresman was with Booz-Allen & Hamilton, Inc., management consultants, for 19 years where he was Senior Vice President and Chairman of
     Booz-Allen & Hamilton International. Mr. Oresman is a Director of
     Grossman's, Inc., Osiris Therapeutics Inc., Technology Solutions Company and
     TriNet Corporate Realty Trust Inc.

ALAN SCHWARTZ, 54, Professor of Law at the Yale Law School and Professor at the      1991
     Yale School of Management since before 1990. Mr. Schwartz was a Professor of
     Law and Social Science at the California Institute of Technology since before 1987 through July, 1987.

SAMUEL K. SCOVIL, 71, Retired. Former Chairman and Chief Executive Officer of the    1973
     Company since before 1990. Mr. Scovil is a Director of Holnam Inc.

JEPTHA H. WADE, 70, Retired. Former partner in the law firm of Choate, Hall &        1957
     Stewart since before 1990; from January 1, 1988 through December 31, 1989,
     Mr. Wade was of counsel to that law firm. Mr. Wade is a trustee of the State
     Street Research and Met-Life State Street Mutual Funds.

ALTON W. WHITEHOUSE, 67, Retired. Former Chairman and Chief Executive Officer        1972
     since before 1990 of The Standard Oil Company (Ohio), an integrated petroleum company. Mr. Whitehouse is a Director of The Timken Company.

     THE DIRECTORS RECOMMEND A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.


                    BOARD OF DIRECTORS AND BOARD COMMITTEES

     The Board of Directors have diversified professional experience in general management, mining, finance, law, education, and other fields. There is no family relationship among any of the nominees and executive officers of the Company. Nine of the eleven nominees have no present or former employment relationship with the Company. None of the nominees have any business relationship with the Company. All members of the Audit, Board Affairs, and Compensation and Organization Committees are independent Directors. A majority of the members of each other committee are independent Directors. The average age of the nominees is 61, ranging from 45 to 71. The average service of the Directors is 11 years, ranging from one year to 37 years.

     The Company has maintained a progressive and independent Board governance process for many years. During 1994, eight regularly scheduled and special meetings of the Board of Directors were held and nineteen meetings of all standing Board committees were held. Directors also discharge their responsibilities by review of Company reports to Directors, visits to Company facilities, correspondence with the Chairman, and telephone conferences with the Chairman, Directors, and others regarding matters of interest and concern to the Company. The Board of Directors have Executive, Audit, Board Affairs, Compensation and Organization, Finance, Long Range Planning, and Public Affairs Committees. All committees regularly report their activities, actions, and recommendations to the Board. Eight Directors attended 100 percent of the meetings of the Company's Board of Directors and Board Committees of which they were a member; one Director attended over 95 percent of such meetings; and two Directors attended over 80 percent of such meetings.

     The Executive Committee consists of Messrs. Ireland, Jones, Moore, Oresman, Scovil and Wade and Mr. Moore serves as Chairman. This Committee normally meets only when action is required before a regular Board meeting. It is empowered to act for the full Board of Directors on all matters, except it has no authority to fill vacancies among Directors or in any Committee of Directors, change officers of the Company, or declare dividends. Its members presently consist of the chairmen of the other standing committees. The Committee held one meeting during 1994.

     The Audit Committee consists of Dr. Kanuk and Messrs. Oresman and Schwartz and Mr. Oresman serves as Chairman. The Committee reviews with the Company's management, the internal auditors and the independent public accountants, the Company's policies and procedures with respect to internal control; reviews significant accounting matters; approves the audited financial statements prior to public distribution; approves any significant changes in the Company's accounting principles or financial reporting practices; reviews independent public accounting services; and recommends to the Board of Directors the firm of independent public accountants to examine the Company's financial statements. The Committee held two meetings during 1994.

     The Board Affairs Committee consists of Messrs. Colman, Jones, Wade and Whitehouse and Mr. Wade serves as Chairman. The Committee administers the Company's compensation and benefit plans for Directors; monitors the Board governance process and provides counsel to the Board and the Chairman and Chief Executive Officer on Board governance and other matters; recommends changes in membership and responsibility of Board committees; and acts as the Board's Nominating Committee and Proxy Committee in the election of Directors. Shareholders wishing to nominate director candidates for consideration by the Committee can do so by writing to the Secretary of the Company, giving the candidate's name, appropriate biographical data and qualifications. The Committee held one meeting during 1994.

     The Compensation and Organization Committee consists of Messrs. Colman, Ireland, Joklik and Jones and Mr. Jones serves as Chairman. The Committee recommends to the Board of Directors the officers, and compensation of officers; administers the Company's compensation plans for officers; reviews organization and management development; evaluates the performance of the Chief Executive Officer and obtains the advice of outside experts with regard to compensation matters. The Committee held eight meetings during 1994.

     The Finance Committee consists of Messrs. Ireland, Schwartz and Whitehouse and Mr. Ireland serves as Chairman. The Committee reviews the Company's financial condition, financial policies, investment plans and benefit funds management. The Committee recommends dividend and other actions to the Board of Directors. The Committee held two meetings during 1994.

     The Long Range Planning Committee consists of the full Board of Directors and Mr. Moore serves as Chairman. The Committee facilitates informed decisions by the Board through comprehensive review of business strategy and other subjects. The Committee held three meetings during 1994.

     The Public Affairs Committee consists of Dr. Kanuk and Messrs. Joklik and Scovil and Mr. Scovil serves as Chairman. The Committee reviews the Company's programs in regard to public policy matters. The Committee held two meetings during 1994.

                            DIRECTORS' COMPENSATION

     Directors who are not employees of the Company receive an annual retainer of $18,000 and a fee of $750 for each Board of Directors' meeting and for each Board committee meeting attended, together with certain insurance benefits. The Chairmen of the Audit, Board Affairs, Compensation and Organization, Finance, and Public Affairs Committees each receive an annual retainer of $2,500. Under the Company's 1992 Incentive Equity Plan, non-employee Directors receive an option to purchase 500 Common Shares of the Company when such person first becomes a non-employee Director, and receive an additional option to purchase 500 Common Shares immediately after each annual meeting thereafter for so long as such person continues to be a non-employee Director. In order to attract and retain qualified Directors, the Company has had a Retirement Plan for Non-Employee Directors since 1984. Upon completing five years of active service as a member of the Board of Directors, or upon a "change of control", a non-employee Director is eligible to participate in such plan. Pursuant to such plan, the participant receives during his or her lifetime the annual retainer paid to all non-employee Directors, reduced for service of less than five years in the event of a change of control, subsequent to such participant's retirement from the Board of Directors. During 1981, the Company established a Plan for Deferred Payment of Directors' Fees pursuant to which any Director may elect to defer payment of all or a portion of compensation earned as a Director. At the election of the Director, compensation deferred is payable in a lump sum or installments over a period of not more than ten years, and the payment may commence in the calendar year following either the year in which the Director ceases to serve as a Director or the year in which the Director attains his or her sixty-fifth birthday. The Company has entered into trust agreements with Key Trust Company of Ohio, N.A. relating to the Retirement Plan for Non-Employee Directors and the Plan for Deferred Payment of Directors' Fees in order to establish arrangements for the funding and payment of the Company's obligations to beneficiaries under such Plans.

     In addition to the annual retainer and meeting fees to which Mr. Scovil is entitled, he received in 1994 $20,000 for consulting and advisory services. From January 1, 1995 through December 31, 1996, Mr. Scovil will receive $20,000 per year for consulting and advisory services.

          SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER PERSONS

     The following table sets forth the amount and percent of Common Shares which, as of February 28, 1995 (except as otherwise indicated), are deemed under the rules of the Securities and Exchange Commission ("SEC") to be "beneficially owned" by each Director, excluding the Chief Executive Officer, by the five most highly compensated executive officers, by such persons and the other executive officers as a group, and by any person or "group" (as that term is used in the Securities Exchange Act of 1934) known to the Company as of that date to be a "beneficial owner" of more than 5% of the outstanding Common Shares.

                                              AMOUNT AND NATURE OF "BENEFICIAL OWNERSHIP"(1)
    DIRECTORS (EXCLUDING        ---------------------------------------------------------------------------
         DIRECTOR AND                             INVESTMENT POWER          VOTING POWER
  CHIEF EXECUTIVE OFFICER        BENEFICIAL      -------------------     -------------------     PERCENT OF
        M.T. MOORE)             OWNERSHIP(2)      SOLE       SHARED       SOLE       SHARED       CLASS(3)
- ----------------------------    ------------     -------     -------     -------     -------     ----------
Robert S. Colman............         1,655         1,655         -0-       1,655         -0-           --
James D. Ireland III........       269,642         3,000     266,642(4)    3,000     266,642(4)      2.23%
G. Frank Joklik.............         1,000         1,000         -0-       1,000         -0-           --
E. Bradley Jones............         2,000         2,000         -0-       2,000         -0-           --
Leslie L. Kanuk.............         1,655         1,655         -0-       1,655         -0-           --
Stephen B. Oresman..........         1,655         1,655         -0-       1,655         -0-           --
Alan Schwartz...............         1,655         1,655         -0-       1,655         -0-           --
Samuel K. Scovil............        14,713        14,713         -0-      14,713         -0-           --
Jeptha H. Wade..............         6,500         6,500         -0-       6,500         -0-           --
Alton W. Whitehouse.........         1,900         1,900         -0-       1,900         -0-           --

  NAMED EXECUTIVE OFFICERS
- ----------------------------
M. Thomas Moore.............        40,000        40,000         -0-      40,000         -0-           --
John S. Brinzo..............        27,835        18,974       8,861      18,974       8,861           --
William R. Calfee...........        19,805        19,805         -0-      19,805         -0-           --
Frank S. Forsythe...........         4,648         2,141       2,507       2,141       2,507           --
A. Stanley West.............        13,171        13,171         -0-      13,171         -0-           --
All Directors and Executive
  Officers as a Group
  (16 Persons)..............       415,834       137,824     278,010     137,824     278,010         3.44%

                                                          AMOUNT AND NATURE OF "BENEFICIAL OWNERSHIP"(1)
                                        -----------------------------------------------------------------------------------
                                                            INVESTMENT POWER              VOTING POWER
                                         BENEFICIAL      -----------------------     -----------------------     PERCENT OF
           OTHER PERSONS                OWNERSHIP(2)       SOLE         SHARED         SOLE         SHARED        CLASS(3)
- ------------------------------------    ------------     ---------     ---------     ---------     ---------     ----------
Merrill Lynch & Co., Inc. (5)
  World Financial Center, North
  Tower
  250 Vesey Street
  New York, NY 10281................      1,061,129            -0-     1,061,129           -0-     1,061,129        8.77%
Neuberger & Berman (6)
  605 Third Avenue
  New York, NY 10158................        944,000            -0-       944,000       582,400       212,000        7.80%
Farmers Group, Inc. (7)
  4680 Wilshire Boulevard
  Los Angeles, CA 90010.............        754,500            -0-       754,500           -0-       754,500        6.23%

- ---------------

(1) Under the rules of the SEC, "beneficial ownership" includes having or sharing with others the power to vote or direct the investment of securities. Accordingly, a person having or sharing the power to vote or direct the investment of securities is deemed to "beneficially own" the securities even if he has no right to receive any part of the dividends on or the proceeds from the sale of the securities. Also, because "beneficial ownership" extends to persons, such as co-trustees under a trust, who share power to vote or control the disposition of the securities, the very same securities may be deemed "beneficially owned" by two or more persons shown in the table. Information with respect to "beneficial ownership" shown in the table above is based upon information supplied by the Directors and executive officers of the Company and filings made with the SEC or furnished to the Company by any shareholder.

(2) Included in the shares shown are Common Shares subject to options granted by the Company which entitle the holder to acquire said shares within 60 days from February 28, 1995. All Directors, except for Mr. Joklik, Mr. Moore and Mr. Scovil have such options with respect to 1,500 Common Shares, and Mr. Joklik has such options with respect to 1,000 Common Shares; each of the executive officers named in the table has such options as follows: Mr. Moore, 10,000 Common Shares; Mr. Brinzo, 8,000 Common Shares; Mr. Calfee, 4,375 Common Shares; Mr. Forsythe, -0- Common Shares; and Mr. West, 2,500 Common Shares; and the Directors and executive officers as a group have such options with respect to 37,875 Common Shares. Performance shares awarded in 1994 to Messrs. Moore, Brinzo, Calfee, Forsythe, and West as described under "Long-Term Incentive Plans -- Awards in Last Fiscal Year" on page 8 are not included in the shares shown in the table.

(3) Less than 1%, except as otherwise indicated.

(4) Of the 269,642 shares deemed under the rules of the SEC to be beneficially owned by Mr. Ireland, he is a record holder of 3,000 shares. The remaining 266,642 shares are held in trusts, substantially for the benefit of a charitable foundation, as to which Mr. Ireland is a co-trustee with shared voting and investment powers. Of such shares in trusts, Mr. Ireland has an interest in the income or corpus with respect to 18,474 shares.

(5) Except for Percent of Class, the information shown above was taken from the Amendment No. 2 to Schedule 13G, dated February 10, 1995, as filed by Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc., Princeton Services, Inc., Merrill Lynch Asset Management, L.P. and Merrill Lynch Capital Fund, Inc. with the SEC.

(6) Except for Percent of Class, the information shown above was taken from the Amendment No. 2 to Schedule 13G, dated February 10, 1995, as filed by Neuberger & Berman with the SEC.

(7) Except for Percent of Class, the information shown above was taken from the
    Schedule 13G, dated February 9, 1995, as filed by Farmers Group, Inc. and B.A.T. Industries p.l.c., with the SEC.


                             EXECUTIVE COMPENSATION

     The following table sets forth all compensation provided to the Company's five most highly compensated executive officers during or with respect to the year shown for services rendered to the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG TERM
                                                                                             COMPENSATION
                                                                                       -------------------------
                                                                                                AWARDS
                                                    ANNUAL COMPENSATION                -------------------------
                                         -----------------------------------------     RESTRICTED     SECURITIES
                                                                    OTHER ANNUAL         STOCK        UNDERLYING      ALL OTHER
            NAME AND                      SALARY       BONUS       COMPENSATION(1)     AWARDS(2)       OPTIONS     COMPENSATION(4)
       PRINCIPAL POSITION        YEAR      ($)          ($)              ($)              ($)            (#)             ($)
- -----------------------------    ----    --------     --------     ---------------     ----------     ----------  ------------------
M. Thomas Moore                  1994    $431,250     $222,000              --          $    -0-            -0-        $ 17,666
Chairman and Chief Executive     1993     422,500      175,000              --           109,442(3)         -0-          14,978
Officer                          1992     395,000      150,000              --               -0-            -0-          16,296

John S. Brinzo                   1994     217,500      105,000              --               -0-            -0-           8,897
Senior Executive-Finance         1993     210,000       65,000              --            54,388(3)         -0-           7,447
                                 1992     200,000       55,000              --               -0-            -0-           8,636

William R. Calfee                1994     250,000       95,000              --               -0-            -0-          10,245
Senior Executive-Commercial      1993     250,000       60,000              --            48,514(3)         -0-           8,250
                                 1992     239,000       60,000              --               -0-            -0-           8,495

Frank S. Forsythe                1994     235,000       47,500              --               -0-            -0-           9,625
Senior Executive-Operations      1993     235,000       60,000              --            28,607(3)         -0-          11,599
(Mine Partnerships)              1992     225,000       55,000              --               -0-            -0-           7,528

A. Stanley West                  1994     154,000       55,000              --               -0-            -0-           6,314
Senior Vice President-Sales      1993     148,000       27,000              --            19,145(3)         -0-           5,254
                                 1992     142,000       25,000              --               -0-            -0-           7,224
- ---------------

(1) The executive officers are reimbursed for business club membership expenses and other business perquisites, in amounts that are less than the reporting thresholds established by the Securities and Exchange Commission.

(2) The aggregate number of shares of Restricted Stock held by Messrs. Moore, Brinzo, Calfee, Forsythe and West, as of December 31, 1994 was 770, 426, 305, 180 and 218, respectively. The aggregate value of such shares as of December 31, 1994 was $28,490, $15,762, $11,285, $6,660 and $8,066,
    respectively. Dividends are payable on the shares of Restricted Stock reported in this column at the same rate as dividends on the Company's other Common Shares.

(3) On July 28, 1993, the Company made awards to Messrs. Moore, Brinzo, Calfee, Forsythe and West of 3,447, 1,713, 1,528, 901 and 603 shares of Restricted Stock, respectively. These awards of Restricted Stock are tied to certain stock options granted in 1987, 1988 and 1990. The shares of Restricted Stock vest in the same proportion as the underlying stock options to which such shares are tied when such options are exercised by the optionee; however, in no event will the shares of Restricted Stock vest prior to one year following the date of the award.

(4) Amounts indicated for 1994 include cash contributed by the Company under the Cliffs Salaried Employees Supplemental Retirement Savings Plan as follows:
    $6,468, $5,925, $6,120, $6,030 and $6,314 on behalf of Messrs. Moore,
    Brinzo, Calfee, Forsythe and West, respectively; and cash contributed by the Company under the Voluntary Non-Qualified Deferred Compensation Plan as follows: $11,198, $2,972, $4,125, $3,595 and $-0- on behalf of Messrs.
    Moore, Brinzo, Calfee, Forsythe and West, respectively.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information about stock options exercised by the Company's five most highly compensated executive officers during the last fiscal year and the number of Common Shares covered by unexercised options and the aggregate value of options held at the end of such fiscal year.

                             SHARES                       NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                            ACQUIRED                     UNDERLYING UNEXERCISED            "IN-THE-MONEY" OPTIONS
                               ON          VALUE          OPTIONS AT FY-END (#)                 AT FY-END ($)
                            EXERCISE      REALIZED    -----------------------------     -----------------------------
         NAME                 (#)           ($)       EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- -----------------------    ----------     -------     -----------     -------------     -----------     -------------
M. Thomas Moore               4,468       $91,192        12,532             -0-          $ 211,571            -0-
John S. Brinzo                  -0-           -0-         8,000             -0-            135,060            -0-
William R. Calfee               -0-           -0-         4,375             -0-             73,861            -0-
Frank S. Forsythe             4,250        86,626           -0-             -0-                -0-            -0-
A. Stanley West                 -0-           -0-         2,500             -0-             42,206            -0-


            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

     The following table below sets forth information relating to the long-term incentive awards that were made under the 1992 Incentive Equity Plan during the last fiscal year for the five most highly compensated executive officers.

                                                                          ESTIMATED FUTURE PAYOUTS
                                                                        UNDER NON-STOCK PRICE-BASED
                             NUMBER OF           PERFORMANCE                      PLANS(1)
                           SHARES, UNITS           OR OTHER                   NUMBER OF SHARES
                             OR OTHER            PERIOD UNTIL         --------------------------------
         NAME                 RIGHTS         MATURATION OR PAYOUT     THRESHOLD     TARGET     MAXIMUM
- -----------------------    -------------     --------------------     ---------     ------     -------
M. Thomas Moore                9,500           1/1/94 - 12/31/96         2,375       9,500     14,250
John S. Brinzo                 4,000           1/1/94 - 12/31/96         1,000       4,000      6,000
William R. Calfee              4,000           1/1/94 - 12/31/96         1,000       4,000      6,000
Frank S. Forsythe              1,667           1/1/94 - 12/31/96           416       1,667      2,500
A. Stanley West                2,500           1/1/94 - 12/31/96           625       2,500      3,750

- ---------------
(1) Assumes performance objectives are met.

     The above table presents information about performance shares awarded during the year pursuant to the 1992 Incentive Equity Plan. Each performance share that is earned entitles the holder to receive Common Shares in accordance with the above table, depending on the degree of achievement of specified Company objectives. The objectives, weighted equally, are total shareholder return (share price plus reinvested dividends) and value added (earnings less the cost of capital employed) over a three-year performance period. Achievement of the total shareholder return objective will be determined by the Company's shareholder return relative to a predetermined group of steel, metal and mining companies. Achievement of the value added objective will be determined by comparing the Company's actual and target value added. The target payout is calculated at 100% of the performance shares awarded and represents the number of Common Shares that would be earned if a target level of the objectives is achieved by the Company; maximum payout is calculated at 150% of the performance shares awarded and represents the number of Common Shares that would be earned if a superior level of the objectives is achieved by the Company; and threshold payout is calculated at 25% of the performance shares awarded and represents the number of Common Shares that would be earned if a minimum level of the objectives is achieved by the Company. If achievement of one objective is below threshold, achievement of the other objective must be at least at target for any payout to occur. The number of Common Shares that will be earned will be reduced to the extent necessary to prevent the value of the Common Shares paid to any participant from exceeding twice the market value of the Common Shares covered by the participant's award on the date it was granted.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES

     The Company's philosophy is to maintain competitive total compensation for all employees, considering individual responsibilities and other comparative factors. The Company's compensation structure assists in retention of experienced employees and places a significant portion of executive compensation at risk with the performance of the Company and the individual.

     Executive compensation consists of salary, current incentive opportunity, long-term incentive opportunity, general employee benefits, and certain minor executive benefits. In determining the actual level and components of executive compensation, the Committee reviews survey information provided by a compensation consulting firm, Company and individual performance, recommendations of the Chief Executive Officer, and the general business environment. Survey data represents a broad group of industrial companies of comparable scope.

     The Company has selected the S&P Steel Group Index and the S&P Miscellaneous Metals Group Index for use in the stock price performance graph on page 12 because no meaningful iron ore producer peer group index is available and the steel industry is the Company's sole customer base. For statistical validity, the survey group for executive compensation is larger than the steel and metal company groups used for the stock price performance comparison.

     The Committee periodically obtains advice from independent compensation consultants. In 1994, a consultant assisted the Committee in designing a long-term performance share program for designated key management employees under the 1992 Incentive Equity Plan.

     The Committee has reviewed the proposed regulations under the federal income tax legislation enacted in 1993 which limits the deductibility of certain executive compensation in excess of $1 million and has determined that non-deductible payments under the Company's compensation programs in 1995 are unlikely.

SALARIES

     The Company's objective is to maintain aggregate salaries at the 50th percentile of industry survey data. Individual salaries reflect responsibility, performance, and experience. The Company's officers average 24 years of experience in the iron and steel industries. Salary increases are awarded periodically based on individual performance when economic conditions allow.

     Executive officers received no salary increases in 1991 and 1992 except for certain promotional increases. On January 1, 1993, executive officers received merit increases totaling approximately 5 percent and their annual bonus targets were reduced by approximately offsetting dollar amounts. In 1994, salary and current incentive structures were updated for all salaried employees, including executive officers, based on industry survey data. As a result, executive officers received a total salary increase of 4 percent on July 1, 1994 and their total annual target bonus was reduced by 12.6 percent.

ANNUAL INCENTIVE OPPORTUNITY

     The Company maintains a Management Performance Incentive Plan ("MPI Plan") which provides the opportunity for eligible management employees to earn an annual cash bonus. The MPI Plan was established in 1993 as a successor plan to the previous Incentive Bonus Plan and Management Bonus Plan. The MPI Plan essentially adopted the principles of the previous plans but consolidated the eligible employee groups. In 1994, separate incentive plans were installed for salaried personnel at operating units, thereby reducing the number of participants in the MPI Plan and restricting it to corporate management and certain other management employees. This change was designed to more closely align annual incentives with the respective employee units and responsibilities.

     Under the MPI Plan, each participant has a designated target bonus reflecting the participant's position level. As a result of the salary and incentive restructuring mentioned above, the target for executive officers now ranges from 32 to 50 percent of the officer's salary range midpoint versus the previous range of 30 to 70 percent. Actual awards may range from zero to 200 percent of the target amount for a participant. The previous target range was zero to 150 percent.

     Company and executive officer objectives are reviewed by the Board of Directors at the beginning of each year and performance reports are reviewed at regular Board meetings throughout the year. At the end of each year, the Committee determines the total bonus pool for the MPI Plan participants and the individual awards for the officers based on the foregoing reports, the Chief Executive Officer's recommendations, and the Committee's review of Company, organizational unit, and individual performance for the year in relation to past results, current year objectives, strategic plans, and the competitive and economic environment.

     A composite judgment is made by the Committee in determining awards under the MPI Plan. The Company's earnings are a key determinant, but other accomplishments or disappointments with implications for future company results may be more important in any year. MPI Plan awards reflect the Committee's judgment of individual and organizational unit performance in such areas as sales, new business development, operations, technology, product and process quality, safety and environmental management, expenditure control, human resource programs, financial management, legal activities, and public affairs. The benefit to the Company of the cumulative performance and experience of the executive may also be considered. All such matters are evaluated collectively without assignment of weights to individual factors.

     Bonuses for the executive officers, excluding the Chief Executive Officer, totaled $347,500 for 1994 (93 percent of average target bonus) versus $242,000 for 1993 (65 percent of average target bonus) and $251,000 for 1992 (54 percent of average target bonus). In determining the 1994 bonuses for these officers, the factors described above were considered, including the Company's increased earnings, the Company's performance on numerous business objectives, and the individual performance of the officers in regard to their responsibilities and objectives.

LONG-TERM INCENTIVE OPPORTUNITY

     All officers are shareholders of the Company.

     Under the 1987 and 1992 Incentive Equity Plans approved by the shareholders, the Committee can award stock options or other forms of equity incentives to motivate participants to increase the value of the Company to shareholders. Individual awards are scaled in accordance with level of responsibility.

     The exercise price of all stock options has been the market price when awarded, adjusted for business spinoffs and special distributions to shareholders. Options have not been repriced for "under water" situations. In 1993, the price of unexercised options was reduced and restricted stock awards were made to reflect the equivalent value of the Company's bankruptcy claim recovery from The LTV Corporation which was distributed to the Company's shareholders. The executive officers were awarded 8,192 shares of restricted stock in 1993 to reflect the LTV claim recovery distribution and to correct a deficiency in prior option price adjustments for a special distribution to shareholders in 1991. Other than these special situations, there has been no general award of restricted stock to executive officers since 1988 and no stock options have been awarded to executive officers since 1990. There is no present intention to make future general awards of stock options or restricted stock to executive officers. However, the Committee may continue to use such incentives for special purposes from time to time.

     Under the 1992 Incentive Equity Plan, a long-term performance share program ("Performance Share Program") was installed in 1994 for designated key management employees to further align their interests with the shareholders in increasing return on invested capital and long-term shareholder value. The Performance Share Program provides the participants the opportunity to receive shares of Company stock based on Company performance against specified objectives.

     Awards of "performance shares" are made annually based on position level. Performance for 1994 awards will be measured for the three year period 1994-1996, with the first earnings opportunity to occur in 1997 for the 1994 awards. The percentage of performance share awards earned as actual shares can range from zero to 150 percent. The Committee may award equivalent cash value at its discretion. For 1994, the executive officers, excluding the Chief Executive Officer, were awarded 14,667 performance shares. For a detailed description of the awards, objectives and estimated future payout opportunities for the initial three-year performance period, see "Long-Term Incentive Plans -- Awards in Last Fiscal Year" on page 8.

CHIEF EXECUTIVE OFFICER COMPENSATION

     M. Thomas Moore has 35 years of experience in the iron and steel industries, including 28 years with the Company. Mr. Moore has served as a senior officer of the Company since 1968, as Chief Executive Officer since January 1, 1987, and as Chairman since May 10, 1988.

     Under the competitive compensation restructuring described above, Mr. Moore's annual target bonus under the MPI Plan for 1994 was reduced by $83,300 at his recommendation (from 70 percent to 50 percent of his salary range midpoint), and the Board of Directors increased his annual salary by 4.1 percent or $17,500 per year on July 1, 1994.

     The MPI Plan award to Mr. Moore for 1994 was $222,000 (104 percent of his target bonus) compared to $175,000 or 59 percent of his target bonus in 1993 and $150,000 or 47 percent of his target bonus in 1992. The Committee determined that such award for 1994 was appropriate in view of the Company's and Mr. Moore's performance in 1994 on the factors described above, including the Company's increased earnings, the Company's performance on numerous business objectives, the Company's acquisition of Northshore Mining Company, and his performance in regard to such objectives and his responsibilities. In accordance with its policy, the Committee considered all matters collectively.

     Except for the adjustments applicable to other Incentive Equity Plan participants noted above under "Long-Term Incentive Opportunity", no stock options or restricted stock were awarded to Mr. Moore during 1993 or 1994. Mr. Moore was awarded 9,500 performance shares for 1994 under the Performance Share Program.

     The Chief Executive Officer is not present when the Committee reviews his performance and determines his compensation.

OTHER

     In 1987, after the depressed industry conditions of the 1982-1986 period, the Company began a major restructuring and growth renewal. For the period 1987 through 1994, net income totaled $330 million, cash flow from operating activities (before working capital changes) totaled $415 million, and the market value of the Company's Common Shares, plus special distributions to shareholders, increased by $463 million.

     The total available return to continuous shareholders from share price appreciation and assumed reinvested dividends on the Company's Common Shares between December 31, 1986 and December 31, 1994, was 587 percent, which substantially exceeded the total returns of the S&P 500 Stock Index, the S&P Steel Group Index, and the S&P Miscellaneous Metals Group Index as shown on the accompanying graph. For the same period, personal income on stock option exercises and restricted stock awards under the 1987 and 1992 Incentive Equity Plans for the Chief Executive Officer and all participants equaled 0.7 percent and 3.3 percent, respectively, of the growth in shareholder value. The Committee believes that such income represented a modest cost to the Company in relation to the substantial increase in the Company's shareholder value.

     For the five-year period ended December 31, 1994, the total return on the Company's Common Shares was 84 percent which exceeded the three comparative indices as shown on the accompanying graph. The Committee believes that the long-term and cyclical nature of the Company's business, plus independent fluctuations in stock markets, make shorter-term comparison of executive compensation and stock prices inappropriate. Furthermore, the Committee believes that the Company's compensation and incentive structure provides strong alignment of the long-term interests of key management, the Company, and its shareholders.

     The foregoing report has been furnished by the members of the Compensation and Organization Committee as set forth below:

                                            E. B. Jones, Chairman
                                            R. S. Colman
                                            J. D. Ireland III
                                            G. F. Joklik

                         SHAREHOLDER RETURN PERFORMANCE

     The following graphs show changes over the past five-year and eight-year periods in the value of $100 invested in: (1) Cliffs' Common Shares; (2) S&P 500 Stock Index; (3) S&P Steel Group Index; and (4) S&P Miscellaneous Metals Group Index. The values of each investment are based on price change plus reinvestment of all dividends. Cliffs' values include the reinvestment of proceeds from securities distributed to shareholders in 1988 and 1993.


                                FIVE-YEAR CUMULATIVE TOTAL RETURNS

                           VALUE OF $100 INVESTED AT DECEMBER 31, 1989
      MEASUREMENT PERIOD           CLIFFS'                                         S&P MISC.
    (FISCAL YEAR COVERED)          COMMON           S&P 500        S&P STEEL        METALS
1989                                100              100              100             100
1990                                 96               97               84              95
1991                                150              126              103             107
1992                                153              136              135             115
1993                                180              150              178             128
1994                                184              152              173             149


                                        VALUE AT DECEMBER 31

Cliffs' Common              100          96             150             153             180             184
S&P 500                     100          97             126             136             150             152
S&P Steel Group             100          84             103             135             178             173
S&P Misc. Metals Group      100          95             107             115             128             149


                               EIGHT-YEAR CUMULATIVE TOTAL RETURNS

                           VALUE OF $100 INVESTED AT DECEMBER 31, 1986

      MEASUREMENT PERIOD           CLIFFS'                         S&P STEEL       S&P MISC.
    (FISCAL YEAR COVERED)          COMMON           S&P 500          GROUP          METALS
1986                                100               100             100             100
1987                                157               105             160             176
1988                                339               123             195             232
1989                                374               161             189             267
1990                                359               156             159             253
1991                                561               204             195             286
1992                                572               220             255             307
1993                                672               242             336             342
1994                                687               245             326             399


                                        VALUE AT DECEMBER 31

Cliffs' Common            100       157        339        374        359        561        572        672        687
S&P 500                   100       105        123        161        156        204        220        242        245
S&P Steel Group           100       160        195        189        159        195        255        336        326
S&P Misc. Metals Group    100       176        232        267        253        286        307        342        399

                                PENSION BENEFITS

     The following table shows the approximate maximum annual pension benefit under the Company's qualified pension plans, together with the Supplemental Plan described below, which would be payable to employees in various compensation classifications at age 65 with representative years of service. The amounts listed in the table are computed on an automatic joint and survivorship annuity basis and are subject to an offset for Social Security benefits through December 31, 1994 and the equivalent offset thereafter.

     AVERAGE ANNUAL
  COMPENSATION FOR 60
  HIGHEST CONSECUTIVE                                            ANNUAL BENEFITS FOR
   MONTHS IN LAST 120                                        YEARS OF SERVICE INDICATED
    MONTHS PRECEDING         -------------------------------------------------------------------------------------------
        RETIREMENT             15 YRS.         20 YRS.         25 YRS.         30 YRS.         35 YRS.         40 YRS.
- ------------------------     -----------     -----------     -----------     -----------     -----------     -----------
        $100,000              $  27,225       $  35,100       $  42,975       $  50,850       $  58,725       $  66,600
         150,000                 39,038          50,850          62,663          74,475          86,288          98,100
         200,000                 50,850          66,600          82,350          98,100         113,850         129,600
         250,000                 62,663          82,350         102,038         121,725         141,413         161,100
         300,000                 74,475          98,100         121,725         145,350         168,975         192,600
         350,000                 86,288         113,850         141,413         168,975         196,537         224,100
         400,000                 98,100         129,600         161,100         192,600         224,100         255,600
         450,000                109,913         145,350         180,788         216,225         251,662         287,100
         500,000                121,725         161,100         200,475         239,850         279,225         318,600
         550,000                133,538         176,850         220,163         263,475         306,788         350,100
         600,000                145,350         192,600         239,850         287,100         334,350         381,600
         650,000                157,163         208,350         259,538         310,725         361,913         413,100
         675,000                163,069         216,225         269,381         322,538         375,694         428,850

     The table is based on a 1 1/2% pension formula, includes the impact of a 5% add-on for employees who retire at age 65 under the 30 year or 65/10 retirement provision between January 1, 1994 and December 31, 1999, and includes a $300 monthly pension supplement payable for 12 months after retirement for employees who retire at age 65 under the 30 year or 65/10 retirement provisions after January 1, 1994 and prior to January 1, 1997. The Internal Revenue Code of 1986 (the "Code") places limitations on the benefits which may be paid from a qualified pension plan. The Company has a nonqualified Supplemental Retirement Benefit Plan ("Supplemental Plan") providing for the payment from general funds of the benefits which would be lost by Supplemental Plan participants as a result of present or future Code or other government limitations.

     The compensation used to determine benefits under the Company's pension plans is the sum of salary and bonus paid to a participant during a calendar year. Pensionable earnings for each of the Company's executive officers during 1994 included the amount shown for 1994 in the Salary column of the Summary Compensation Table on page 7, plus the amount of bonus earned in 1993 and paid in 1994, as shown in the Bonus column of the Summary Compensation Table for 1993. Pensionable earnings in 1994 for Messrs. Moore, Brinzo, Calfee, Forsythe and West were $606,250, $282,500, $310,000, $295,000 and $181,000, respectively.
Messrs. Moore, Brinzo, Calfee, Forsythe and West have 28, 25, 22, 18 and 27 years of credited service under the Company's qualified pension plan, respectively.

                          AGREEMENTS AND TRANSACTIONS

     The Company has agreements ("Agreements") dated February 1, 1992 with M. Thomas Moore, Chairman and Chief Executive Officer, John S. Brinzo, Senior Executive-Finance, William R. Calfee, Senior Executive-Commercial, and Frank S. Forsythe, Senior Executive-Operations (Mine Partnerships), which specify certain financial arrangements that the Company will provide upon the termination of such individuals' employment with the Company under certain circumstances. The Agreements are intended to ensure continuity and stability of executive management of the Company. The Agreements provide that, in the event of a "change of control" of the Company (as defined in the Agreements), such individuals would continue their employment with the Company in their then current positions for a period of 3 years following such "change of control".

     Under the Agreements, during the 3-year period following a "change of control", each officer would be entitled to receive base pay and incentive compensation equivalent to that received prior to the "change of control", and to continue participation in employee benefit plans. The Agreements also provide that the officer would receive age and service pension credit through the 3-year term for pension benefit purposes and provide 1 year of prior actual "industry service" credit for every 2 years of service with the Company for the sole purpose of determining when the officer would be eligible for commencement of a 30-year pension benefit. If during the 3-year period, the officer is terminated by the Company without "cause", becomes disabled, or resigns after (i) not being maintained in his prior position, (ii) being reduced in compensation or benefits, (iii) determining he is unable to carry out his duties and responsibilities, or (iv) being relocated or required to travel excessively without his consent, such officer would be entitled to lump sum payments of the then present value of the base pay, incentive compensation, and pension benefits that he would be entitled to receive under the agreement for the remainder of the 3-year period, and would be entitled to continue participation in medical and other welfare benefit plans. The Agreements also entitle the officers to welfare benefit continuation for life upon retirement or following termination, unless the termination was for "cause". In addition, the Agreements provide that officers are eligible for reimbursement of reasonable outplacement expenses. The aggregate payments to any officer under the Agreements may not exceed the maximum amount the Company can deduct for Federal income tax purposes, taking into account the rules applicable under the Code.

     None of these arrangements create employment obligations for the Company unless a "change of control" has occurred, prior to which time the Company and such officer each reserves the right to terminate their employment relationship. Both before and after the occurrence of a "change of control", the Company may terminate the employment of any of such officers for "cause", without an obligation to pay severance compensation or benefits.

     During 1994, the Board of Directors of the Company approved the renewal to January 1, 1998 of the February 1, 1992 Severance Pay Plan for Key Employees ("Severance Plan") which presently covers 18 key employees. The Severance Plan is designed to assure continuity, stability, and fair treatment of employees in key positions in the event of a "change of control" of the Company (as defined in the Severance Plan). Under the Severance Plan, if during the 3-year period following a "change of control" a participant is terminated by the Company without "cause" or resigns after (i) not being maintained in his or her prior position, (ii) being reduced in compensation or benefits, (iii) determining he or she is unable to carry out his or her duties and responsibilities, or (iv) being relocated or required to travel excessively without consent, he or she is entitled to receive (a) a lump sum payment in the amount of 1 or 2 years of base pay and incentive compensation (depending upon position), (b) age and service credit for the full 3-year term for pension benefit purposes, and (c) 1 year of prior actual "industry service" credit for every 2 years of service with the Company for the purpose of determining eligibility for commencement of 30-year pension and other benefits. Participants are entitled to continue participation in health and life insurance plans for 1 or 2 years or (if earlier) until covered by similar plans sponsored by a subsequent employer, and are entitled to medical and other welfare benefit continuation for life following termination, beginning upon the date that the participant would have had 30 years of service with the Company without such termination (including credit for the 3-year term and "industry service" as described above). Also, participants are eligible for reimbursement of reasonable outplacement expenses. Individuals who would be covered by the Severance Plan, but who receive severance pay and benefits pursuant to a "change of control" employment agreement or another plan or agreement signed on behalf of the Company, are not entitled to benefits under the Severance Plan. All benefits payable under the Severance Plan are to be derived from the Company's then current operating funds. The aggregate payments to any participant under the Severance Plan may not exceed the maximum amount the Company can deduct for Federal income tax purposes, taking into account the rules applicable under the Code. None of the obligations of the Company described above exist unless a "change of control" has occurred.

     The Company has two trust agreements with Key Trust Company of Ohio, N.A. which relate to the Agreements and the Severance Plan. The first such trust agreement provides for the payment of the benefits arising under the Agreements, and the second trust agreement provides for reimbursement of legal fees and expenses incurred by the officers in enforcing their rights under the Agreements and by the the key employees under the Severance Plan.

     The Company has indemnification agreements ("Indemnification Agreements") with each current member of the Board and Mr. Brinzo. The form and execution of the Indemnification Agreements were approved by the Company's shareholders at the Annual Meeting convened on April 29, 1987. Such agreements essentially provide that to the extent permitted by Ohio law, the Company will indemnify the indemnitee against all expenses, costs, liabilities and losses (including attorneys' fees, judgments, fines or settlements) incurred or suffered by the indemnitee in connection with any suit in which the indemnitee is a party or otherwise involved as a result of his service as a member of the Board or as an officer. In connection with the foregoing Indemnification Agreements, the Company has entered into a trust agreement with Key Trust Company of Ohio, N.A. pursuant to which the parties to the Indemnification Agreements may be reimbursed with respect to enforcing their respective rights under the agreements.

     The Company and the United Steel Workers of America ("USWA") are discussing criteria for a potential joint designee to the Board of Directors of the Company pursuant to a tentative understanding between the USWA and certain Company subsidiaries. If agreement is reached on such criteria and a designee, the Company would expect to add such designee to the Board of Directors after the Annual Meeting. In subsequent years, such designee would be subject to annual re-nomination by the Company and election by vote of the shareholders.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                                (PROPOSAL NO. 2)

     A proposal will be presented at the Meeting to ratify the appointment of the firm of Ernst & Young LLP as independent public accountants to examine the books of account and other records of the Company and its consolidated subsidiaries for the fiscal year ending December 31, 1995. Representatives of Ernst & Young LLP are expected to be present at the Meeting. Such representatives will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions. Although such ratification is not required by law, the Board of Directors believes that shareholders should be given this opportunity to express their views on the subject. While not binding on the Board of Directors, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as the Company's independent public accountants would be considered by the Board in determining whether or not to continue the engagement of Ernst & Young LLP.

     THE DIRECTORS RECOMMEND A VOTE FOR THIS PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS YOUR COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

                                 ANNUAL REPORT

     The Company's 1994 Annual Report to Shareholders, including financial statements, is being distributed to all shareholders of the Company together with this Proxy Statement, in satisfaction of the requirements of the SEC. Additional copies of such report are available upon request. To obtain additional copies of such Annual Report please contact the Company's Investor Relations Department at (216) 694-5459.

                              GENERAL INFORMATION

     The cost of soliciting proxies will be paid by the Company. In addition to solicitation by mail, solicitations may also be made by personal interview, telegram and telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company will reimburse them for their expenses in so doing. Officers and other regular employees of the Company, as yet undesignated, may also request the return of proxies by telephone, telegram, or in person. Finally, the Company has retained Georgeson & Company Inc., New York, New York, to assist in the solicitation of proxies using the means referred to above, at an anticipated cost of $9,500, plus reasonable expenses.

     Pursuant to regulations of the SEC, the material appearing under the captions "Compensation Committee Report on Executive Compensation" and "Shareholder Return Performance" are not deemed to be soliciting material or to be filed with the SEC or subject to Regulation 14A promulgated by the SEC or
Section 18 of the Securities Exchange Act of 1934.

     The Common Shares represented by properly executed proxy cards will be voted as specified. It is intended that the Common Shares represented by proxies on which no specification has been made will be voted FOR the election of the nominees for Director named herein or such substitute nominees as the Board of Directors may designate, FOR ratification of Ernst & Young LLP as the firm of independent public accountants to examine the books of account and other records of the Company and its consolidated affiliates for fiscal year 1995 and at the discretion of the persons named as proxies on all other matters which may properly come before the Meeting.

     At the Meeting, the results of shareholder voting will be tabulated by the inspector of elections appointed for the Meeting. The Company intends to treat properly executed proxies that are marked "abstain" or that are held in "street name" by brokers and are not voted on one or more particular proposals (if otherwise voted on at least one proposal) as "present" for purposes of determining whether a quorum has been achieved at the Meeting. The candidates for Directors receiving the greatest number of votes will be elected. Votes withheld in respect of the election of Directors will not be counted in determining the outcome of that vote. In respect of the appointment of the independent public accountants, abstentions will be treated as votes against the proposal, and broker non-votes will be treated as having no effect on the outcome of the vote.

     If notice in writing shall be given by any shareholder to the President, a Vice President or the Secretary, not less than 48 hours before the time fixed for the holding of the Meeting, that such shareholder desires that the voting for the election of Directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he or she possesses at such election. Under cumulative voting a shareholder may cast for any one nominee as many votes as shall equal the number of Directors to be elected, multiplied by the number of his or her Common Shares. All of such votes may be cast for a single nominee or may be distributed among any two or more nominees as he or she may desire. If cumulative voting is invoked, and unless contrary instructions are given by a shareholder who signs a proxy, all votes represented by such proxy will be cast in such manner and in accordance with the discretion of the person acting as proxy as will result in the election of as many of the Board of Directors' nominees as is possible.

                                 OTHER BUSINESS

     It is not anticipated that any other matters will be brought before the Meeting for action; however, if any such other matters shall properly come before the Meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

                             SHAREHOLDER PROPOSALS

     Any proposal by a shareholder intended to be presented at the 1996 Annual Meeting of Shareholders must be received by your Company on or before November 22, 1995 to be included in the proxy materials of your Company relating to such meeting.

***************************************************************************
*                                                                         *
*                            IMPORTANT                                    *
*                            ---------                                    *
*  TO ASSURE YOUR REPRESENTATION AND A QUORUM FOR THE TRANSACTION OF      *
*  BUSINESS AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED     *
*  PROXY CARD PROMPTLY.                                                   *
*                                                                         *
***************************************************************************

                                                  CLEVELAND-CLIFFS INC

                                                       NOTICE OF
                                                     ANNUAL MEETING
                                                    OF SHAREHOLDERS
                                                     TO BE HELD ON
                                                      MAY 9, 1995
                                                          AND
                                                    PROXY STATEMENT

P                                                       CLEVELAND-CLIFFS INC
R                                     18TH FLOOR DIAMOND BUILDING - CLEVELAND, OHIO 44114-2589
O                                    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
X        The undersigned hereby appoints R. S. Colman, E. B. Jones, J. H. Wade and A. W. Whitehouse, as Proxies, each with the power
Y        to appoint his substitute, and hereby authorizes them to represent and to vote all of Cleveland-Cliffs Inc Common Shares held of record by the undersigned on March 13, 1995, at the Annual Meeting of Shareholders to be held on May 9, 1995, or at
C        any adjournment or adjournments thereof, as follows:
O
M                                         Election of Directors, Nominees:
M
O                                         R. S. Colman, J. D. Ireland III, G. F. Joklik,
N                                         E. B. Jones, L. L. Kanuk, M. T. Moore,
                                          S. B. Oresman, A. Schwartz, S. K. Scovil,
                                          J. H. Wade, A. W. Whitehouse.
S
H   YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES
A   IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED
R   IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER; IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2
E   INCLUSIVE.  THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
S
                                              (TO BE SIGNED AND DATED ON OTHER SIDE)
                                                                                                                     SEE REVERSE
                                                                                                                         SIDE

    /X/     PLEASE MARK YOUR                                                                                    |
            VOTES AS IN THIS                                                                                    |
            EXAMPLE.                                                                                            |____________



                     FOR               WITHHELD                   2. RATIFICATION OF THE       FOR        AGAINST     ABSTAIN
1. ELECTION OF       /  /               /  /                         APPOINTMENT OF            /  /         /  /       /  /
   DIRECTORS                                                         ERNST & YOUNG LLP
   (see reverse)                                                     AS INDEPENDENT
                                                                     PUBLIC ACCOUNTANTS

For, except vote withheld from the following nominee(s):
________________________________________________________             IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO
                                                                     VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY
                                                                     COME BEFORE THE MEETING.




                                                                           NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON.
                                                                           When signing as attorney, executor, administrator,
SIGNATURE(S) ___________________________ DATE ___________ , 1995           trustee or guardian, please give full title as
                                                                           such and if signing for a corporation please give
                                                                           your title. When shares are in the names of
SIGNATURE(S) ___________________________ DATE ___________ , 1995           more than one person, each should sign.
